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                                                                      EXHIBIT 21


                              List of Subsidiaries


               Team Labs Systems, Inc.
               6380 Wilshire Boulevard, Suite 907
               Los Angeles, California 90048

               Team Labs Corporation
               6859 North Foothills Hwy.
               Building D200
               Boulder, CO 80302-9359